March 8, 1999



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Union Acceptance Corporation and, under the date of August 27, 1998, we reported on the consolidated balance sheets of Union Acceptance Corporation and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of earnings (loss) and comprehensive earnings (loss), shareholders equity, and cash flows for each of the years in the three-year period ended June 30, 1998. On February 25, 1999 our appointment as principal accountants was terminated. We have read Union Acceptance Corporation's statements included under Item 4 of its Form 8-K/A1 dated March 8, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Union Acceptance Corporation's statement that the change in auditors was approved by the Audit Committee of the Company's Board of Directors or that the Company expects to appoint successor auditors before the end of March 1999.

Very truly yours,

KPMG LLP
Indianapolis, Indiana